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                                                                    EXHIBIT 5.1


                          [ARTER & HADDEN LETTERHEAD]


                                 July 30, 1996



VOXEL
26081 Merit Circle, Suite 117
Laguna Hills, California 92653-7017

         Re:     Registration Statement on Form S-1

Gentlemen:

         At your request, we have examined the Registration Statement on Form S-1 and Amendment No. 1 thereto, No. 333-06051 (the Registration Statement and all amendments thereto, including, without limitation, Amendment No. 1, being referred to herein as the "Registration Statement"), in connection with the registration and sale of up to 3,220,000 shares of Common Stock of VOXEL, a California corporation (the "Company"), issuable by the Company, which are to be sold by the Company in the manner described in the Registration Statement and the exhibits thereto (the "Shares").

         We have examined the proceedings heretofore taken and are familiar with the procedures proposed to be taken by the Company in connection with the authorization, issuance, and sale of the Shares. It is our opinion that the Shares to be sold by the Company pursuant to the Registration Statement will be, when sold and paid for pursuant to the terms of the Registration Statement and the exhibits thereto, legally issued, fully paid, and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        ARTER & HADDEN